Exhibit 5.2

January 3, 2013

Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as Indiana counsel to:

1.	the following entities collectively referred to herein as the “Issuers”:

(a)	Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”);

(b)	Calumet Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership; and

2.	the following entities collectively referred to herein as the “Other Guarantors”:

(c)	Calumet Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership;

(d)	Calumet LP GP, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(e)	Calumet Sales Company Incorporated, a Delaware corporation and indirect wholly owned subsidiary of the Partnership;

(f)	Calumet Penreco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(g)	Calumet Superior, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(h)	Calumet RP I, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(i)	Calumet RP II, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(j)	Calumet RP III, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(k)	Calumet RP IV, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(l)	Royal Purple, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(m)	Calumet Missouri, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(n)	Calumet Montana Refining, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(o)	TruSouth Oil, LLC, a Louisiana limited liability company and indirect wholly owned subsidiary of the Partnership;

(p)	S&S International Mining Enterprises, Inc., an Arizona corporation and indirect wholly owned subsidiary of the Partnership; and

3.	the following entities collectively referred to herein as the “Indiana Guarantors” and together with the Other Guarantors, collectively referred to herein as the “Guarantors”:

(q)	Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership and indirect wholly owned subsidiary of the Partnership (“Calumet Lubricants”);

(r)	Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Shreveport Lubes”);

(s)	Calumet Shreveport Fuels, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Shreveport Fuels”);

(t)	Calumet Shreveport, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Shreveport”),

Calumet Specialty Products Partners, L.P.
January 3, 2013

with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $275,000,000 aggregate principal amount of its 9 5/8% Senior Notes due 2020 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes by the Guarantors.
The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 29, 2012, by and among the Issuers, certain of the Guarantors and Wilmington Trust, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
Based on the foregoing, we are of the opinion that:

1.    Calumet Lubricants is a limited partnership validly existing under the laws of the State of Indiana and has all requisite limited partnership power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

2.    Each of Calumet Shreveport Lubes, Calumet Shreveport Fuels and Calumet Shreveport is a limited liability company validly existing under the laws of the State of Indiana and has all requisite limited liability company power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

3.    Each Indiana Guarantor's execution, delivery and performance of the Indenture, including its guarantee of the New Notes, have been duly authorized by all necessary company action by such Indiana Guarantor.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
The foregoing opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Indiana, including without limitation, the Indiana Business Flexibility Act, the Indiana Revised Uniform Limited Partnership Act, and the Constitution of the State of Indiana, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Very truly yours,

/s/ Barnes & Thornburg LLP